Exhibit 10.9

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 20, 2022, by and between Boustead Wavefront PTE. LTD., a Singapore corporation formerly known as Wavefront Venture Labs Pte Ltd. (“Seller”) and One10 Food Sciences Pte. Ltd., a Singapore corporation (“Purchaser”).

RECITALS

WHEREAS, Seller is the owner and holder of the investment assets and related contractual rights as listed on Exhibit A attached (the “Purchased Securities”); and

WHEREAS, Seller wishes to convey, transfer, assign and sell the Purchased Securities to the Purchaser in exchange for Purchaser’s payment of the Purchase Price (as defined below).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Transaction. Seller hereby irrevocably assigns, sells, conveys, transfers and sets over unto Purchaser, its successors and assigns, all right, title and interest of Seller in and to the Purchased Securities, free and clear of all liens, claims, charges and encumbrances, as more fully set forth herein (the “Transaction”). Seller hereby represents and warrants to Purchaser that (i) Seller is the sole legal and beneficial owner of the Purchased Securities, (ii) Seller owns the Purchased Securities free and clear of all liens, claims, charges and encumbrances, and (iii) Seller has the full power and authority to assign, sell, convey, transfer and set over to Purchaser all of Seller’s right, title and interest in and to the Purchased Securities, and any approval or consent of any person, court or other governmental authority or agency in connection with this Agreement has been received by the Seller.

2. Consideration. As consideration for the transfer and sale of the Purchased Securities, Purchaser shall pay in cash to the Seller Eight hundred forty - five thousand four hundred thirty seven United States dollars (US$ 845,437) which is the lower of cost or fair market value of the Purchased Securities as of May 19, 2022 as detailed on Exhibit A attached (the “Purchase Price”).

3. Closing. The closing of the Transaction (the “Closing”) will take place via electronic means on or about May 24, 2022. At the Closing, Seller shall deliver to Buyer (a) the Purchased Securities, (b) all contracts relating to the Purchased Securities previously entered into by Seller, and (c) all third party consents required for the transfer of title to the Purchased Securities to Buyer. Buyer shall deliver to Seller (a) the Purchase Price by wire transfer and (b) all joinders, countersignatures and other documentation required from Buyer to transfer all rights in and to or related to the Securities to Buyer.

4. Acceptance and Awareness. Purchaser hereby accepts the foregoing transfer and sale, and Purchaser has completed its diligence to its satisfaction.

5. General Provisions.

(a) Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and the transactions contemplated herein, and supersedes all prior understandings and agreements (oral and written) of the parties with respect to the subject matter hereof.

(b) Warranties and Representations. Each party represents and warrants to the other party that such party has full legal right and authority to enter into this Agreement and that the consummation of the transactions contemplated by this Agreement have been duly authorized by all required corporate action. Seller makes no other representation or warranty to Buyer as to the Purchased Securities or as to any fact relating to any issuer of any Purchased Securities, except as provided in this Agreement.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A copy transmitted via facsimile or e-mail of this Agreement, bearing the signature of any party shall be deemed to be of the same legal force and effect as an original of this Agreement bearing such signature as originally written by such party.

(d) Governing Law & Dispute Resolution. The validity, interpretation and effect of this Agreement shall be governed exclusively by the Laws of Singapore, excluding the “conflict of laws” rules thereof. Any and all disputes arising from and in relation to this Agreement, including the existence or validity of this Agreement, shall be submitted for mediation at the Singapore Mediation Centre (“SMC”) in accordance with SMC’s Mediation Procedure in force for the time being. In the event that the Purchaser and the Seller do not achieve a binding mediation agreement within six months of the commencement of SMC’s mediation process, the parties shall refer any and all disputes in relation to this Agreement to the Courts of Singapore, whose jurisdiction both parties expressly submit to.

(e) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Seller and the Purchaser. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(f) Further Actions and Assurances. Each of Seller and Purchaser agrees to execute such additional documents, stock powers and letters of direction as may be necessary to effect the transfer contemplated hereby.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed as of the date first above written.

Seller:

Boustead Wavefront PTE. LTD., a Singapore corporation

By:	/s/ David Drake
Name:	David Drake
Title:	Chief Executive Officer

Purchaser:

One10 Food Sciences Pte. Ltd., a Singapore corporation:

By:	/s/ Timothy Martin Londergan
Name:	Timothy Martin Londergan
Title:	Director

EXHIBIT A

Purchased Securities and Related Contracts

	Company Name	Securities Type and Description		Closing Price per share as of May 19, 2022	Consideration (USD)
1	Hempacco Co., Inc.	Common Shares	100,000 shares		100,000
2	MGO Global Inc.	Common Shares	100,000 shares		100,000
3	HeartCore Enterprises, Inc.	Common Shares	40,000 shares	USD 1.10	44,000
4	Actelis Networks, Inc.	Common Shares	18 9,583 shares	USD 1.59	301,437
5	RVeloCITY, Inc.	Convertible notes 6%	Principal amount USD 100,000		100,000
6	Shuttle Pharmaceuticals Holdings Inc.	Convertible notes 6%	Principal amount USD 100,000		100,000
7	Vision Three, Inc.	Convertible notes 6%	Principal amount USD 100,000		100,000
		Total			845,437

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